Filed Pursuant to Rule 433

Registration Number 333-230099

$1,500,000,000 Floating Rate Notes due 2021

$1,500,000,000 2.800% Notes due 2021

$2,750,000,000 2.850% Notes due 2022

$3,000,000,000 3.000% Notes due 2024
$3,000,000,000 3.300% Notes due 2026

$3,250,000,000 3.500% Notes due 2029

$2,000,000,000 4.150% Notes due 2039

$3,000,000,000 4.250% Notes due 2049

International Business Machines Corporation
May 8, 2019
Pricing Term Sheet

Issuer	International Business Machines Corporation

Issuer Ratings*	A1 / A / A (Moody’s/S&P/Fitch)***

Format	SEC Registered

Trade Date	May 8, 2019

Settlement Date**	May 15, 2019 (T+5)

Active Bookrunning Managers

J.P. Morgan Securities LLC
Goldman Sachs & Co. LLC
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
MUFG Securities Americas Inc.
Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Mizuho Securities USA LLC

Passive Bookrunning Managers

Barclays Capital Inc.
HSBC Securities (USA) Inc.
RBC Capital Markets, LLC
Santander Investment Securities Inc.
SMBC Nikko Securities America, Inc.
Wells Fargo Securities, LLC
Commerz Markets LLC
Deutsche Bank Securities Inc.
TD Securities (USA) LLC
UniCredit Capital Markets LLC
Credit Suisse Securities (USA) LLC
ING Financial Markets LLC
SG Americas Securities, LLC
U.S. Bancorp Investments, Inc.

Co-Managers

Loop Capital Markets LLC
Banco Bradesco BBI S.A.
Lloyds Securities Inc.
Scotia Capital (USA) Inc.
ANZ Securities, Inc.
BBVA Securities Inc.
CIBC World Markets Corp.
Danske Markets Inc.
PNC Capital Markets LLC
RB International Markets (USA) LLC
Standard Chartered Bank
The Williams Capital Group, L.P.

Academy Securities, Inc. Drexel Hamilton, LLC Samuel A. Ramirez & Company, Inc. Siebert Cisneros Shank & Co., L.L.C.

Minimum Denomination	$100,000 and multiples of $1,000 in excess thereof

Size

Floating Rate Notes: $1,500,000,000
2021 Notes: $1,500,000,000
2022 Notes: $2,750,000,000
2024 Notes: $3,000,000,000
2026 Notes: $3,000,000,000
2029 Notes: $3,250,000,000
2039 Notes: $2,000,000,000
2049 Notes: $3,000,000,000

Maturity

Floating Rate Notes: May 13, 2021
2021 Notes: May 13, 2021
2022 Notes: May 13, 2022
2024 Notes: May 15, 2024
2026 Notes: May 15, 2026
2029 Notes: May 15, 2029
2039 Notes: May 15, 2039
2049 Notes: May 15, 2049

Interest Payment Dates

Floating Rate Notes: Quarterly on February 13, May 13, August 13 and November 13
2021 Notes: Semi-annually on May 13 and November 13
2022 Notes: Semi-annually on May 13 and November 13
2024 Notes: Semi-annually on May 15 and November 15
2026 Notes: Semi-annually on May 15 and November 15
2029 Notes: Semi-annually on May 15 and November 15
2039 Notes: Semi-annually on May 15 and November 15
2049 Notes: Semi-annually on May 15 and November 15

First Interest Payment Date

Floating Rate Notes: August 13, 2019
2021 Notes: November 13, 2019
2022 Notes: November 13, 2019
2024 Notes: November 15, 2019
2026 Notes: November 15, 2019
2029 Notes: November 15, 2019
2039 Notes: November 15, 2019
2049 Notes: November 15, 2019

Coupon

Floating Rate Notes:

Spread to LIBOR: + 40 bps
Designated LIBOR Page: Reuters Screen LIBOR01 Page
Index Maturity: 3 Months
Interest Reset Period: Quarterly
Interest Reset Dates: February 13, May 13, August 13 and November 13
Initial Interest Rate: Three month LIBOR plus 40 bps, determined on May 9, 2019

2021 Notes: 2.800%
2022 Notes: 2.850%
2024 Notes: 3.000%
2026 Notes: 3.300%
2029 Notes: 3.500%
2039 Notes: 4.150%
2049 Notes: 4.250%

Benchmark Treasury	Floating Rate Notes: N/A 2021 Notes: 2.250% due April 30, 2021 2022 Notes: 2.250% due April 15, 2022 2024 Notes: 2.250% due April 30, 2024

2026 Notes: 2.375% due April 30, 2026 2029 Notes: 2.625% due February 15, 2029 2039 Notes: 3.375% due November 15, 2048 2049 Notes: 3.375% due November 15, 2048

Benchmark Treasury Yield	Floating Rate Notes: N/A 2021 Notes: 2.303% 2022 Notes: 2.269% 2024 Notes: 2.283% 2026 Notes: 2.380% 2029 Notes: 2.480% 2039 Notes: 2.885% 2049 Notes: 2.885%

Spread to Benchmark Treasury	Floating Rate Notes: N/A 2021 Notes: T + 50 bps 2022 Notes: T + 60 bps 2024 Notes: T + 80 bps 2026 Notes: T + 95 bps 2029 Notes: T + 105 bps 2039 Notes: T + 130 bps 2049 Notes: T + 145 bps

Yield to Maturity	Floating Rate Notes: N/A 2021 Notes: 2.803% 2022 Notes: 2.869% 2024 Notes: 3.083% 2026 Notes: 3.330% 2029 Notes: 3.530% 2039 Notes: 4.185% 2049 Notes: 4.335%

Make-Whole Call	2021 Notes: T + 10 bps 2022 Notes: T + 10 bps 2024 Notes: T + 15 bps 2026 Notes: T + 15 bps 2029 Notes: T + 20 bps 2039 Notes: T + 20 bps 2049 Notes: T + 25 bps

Special Mandatory Redemption

If the Issuer’s Agreement and Plan of Merger (the “Merger Agreement”) with Red Hat, Inc. is not consummated on or prior to April 28, 2020 or if the Merger Agreement is terminated any time prior to such date other than as a result of consummating the proposed acquisition, then the Issuer will be required to redeem the 2021 Notes, 2022 Notes and 2026 Notes (the “Special Mandatory Redemption Notes”) on the special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the Special Mandatory Redemption Notes plus accrued and unpaid interest thereon to but excluding the special mandatory redemption date. The Notes (other than the Special Mandatory Redemption Notes) are not subject to the special mandatory redemption.

Price to Public	Floating Rate Notes: 100.000% 2021 Notes: 99.994% 2022 Notes: 99.946% 2024 Notes: 99.618% 2026 Notes: 99.814% 2029 Notes: 99.749% 2039 Notes: 99.529% 2049 Notes: 98.581%

Underwriting Discount	Floating Rate Notes: 0.10% 2021 Notes: 0.10% 2022 Notes: 0.15% 2024 Notes: 0.25%

2026 Notes: 0.30% 2029 Notes: 0.40% 2039 Notes: 0.60% 2049 Notes: 0.75%

Day Count	Floating Rate Notes: Actual/360, Modified Following Business Day 2021, 2022, 2024, 2026, 2029, 2039 and 2049 Notes: 30/360

CUSIP / ISIN

Floating Rate Notes: 459200KD2 / US459200KD25
2021 Notes: 459200JW2 / US459200JW25
2022 Notes: 459200JX0 / US459200JX08
2024 Notes: 459200JY8 / US459200JY80
2026 Notes: 459200JZ5 / US459200JZ55
2029 Notes: 459200KA8 / US459200KA85
2039 Notes: 459200KB6 / US459200KB68
2049 Notes: 459200KC4 / US459200KC42

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**We expect that delivery of the notes will be made to investors on or about May 15, 2019, which will be the fifth business day following the date of this final term sheet (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of the prospectus supplement or the next two succeeding business days will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of the prospectus supplement or the next two succeeding business days should consult their advisors.

***Moody’s under review for downgrade from A1 to A2 pending closing of the Issuer’s acquisition of Red Hat Inc.; Fitch Rating Watch Negative; and S&P outlook negative.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at 1-212-834-4533, Goldman Sachs & Co. LLC at 1-212-902-1171, BNP Paribas Securities Corp. at 1-212-841-2871, Citigroup Global Markets Inc. at 1-800-831-9146, MUFG Securities Americas Inc. at 1-877-649-6848, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or Mizuho Securities USA LLC at 1-866-271-7403.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by International Business Machines Corporation on May 8, 2019 relating to its Prospectus dated March 6, 2019.